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                                                  OMB Number           3235-0104
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Lockwood                            David
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o Schulte Roth & Zabel LLP, Attn: Stuart D. Freedman, Esq., 919 Third Avenue
--------------------------------------------------------------------------------
                                    (Street)

  New York                              NY                  10022
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

  02/13/2003
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name AND Ticker or Trading Symbol

  Liberate Technologies (OTC - LBRT.PK)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

  NOT APPLICABLE
________________________________________________________________________________

7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person

================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value
(CUSIP: 530129105)                       3,807,201                   D(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
(CUSIP: 530129105)                       8,225,700                   I                         (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
(CUSIP: 530129105)                       8,225,700                   D(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
(CUSIP: 530129105)                       8,225,700                   I                         (4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

* If the form is filed by more than one reporting person, SEE Instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                SEC 1473 (07-02)
                                                                     Page 1 of 3

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Not Applicable
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The shares of Common Stock to which this note relates are held directly by David Lockwood in his Individual Retirement Account.

(2) The shares of Common Stock to which this note relates are held indirectly by David Lockwood, in his capacity as the Managing Member of Lockwood Capital Advisors LLC, which is the Managing Member of Lockwood Fund LLC.

(3) The shares of Common Stock to which this note relates are held directly by Lockwood Fund LLC.

(4) The shares of Common Stock to which this note relates are held indirectly by Lockwood Capital Advisors LLC, in its capacity as the Managing Member of Lockwood Fund LLC.



        /s/ David Lockwood                                  February 19, 2003
---------------------------------------------            -----------------------
      Name: David Lockwood                                        Date
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                             JOINT FILER INFORMATION

Name:  Lockwood Fund LLC
Address: c/o Schulte Roth & Zabel LLP
         919 Third Avenue
         New York, NY 10022
         Attn:  Stuart D. Freedman, Esq.
Designated Filer:  David Lockwood
Issuer Name:  Liberate Technologies  (OTC: LBRT.PK)
Date of Event Requiring Statement:  02/13/03

                         LOCKWOOD FUND LLC
                         By: LOCKWOOD CAPITAL ADVISORS LLC, its Managing Member

                         /s/  David Lockwood                   02/19/2003
                         -----------------------               ----------
                         Name: David Lockwood,                    Date
                         as Managing Member


Name:  Lockwood Capital Advisors LLC
Address: c/o Schulte Roth & Zabel LLP
         919 Third Avenue
         New York, NY 10022
         Attn:  Stuart D. Freedman, Esq.
Designated Filer:  David Lockwood
Issuer Name:  Liberate Technologies  (OTC: LBRT.PK)
Date of Event Requiring Statement:  02/13/03

                         LOCKWOOD CAPITAL ADVISORS LLC

                         /s/  David Lockwood                   02/19/2003
                         -----------------------               ----------
                         Name: David Lockwood,                    Date
                         as Managing Member










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